Exhibit 107

Form S-8
(Form Type)

AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.01 par value per share AngioDynamics Inc. 2020 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	4,700,000	$11.61	$54,567,000	$138.10 per $1,000,000	$7,535.70
Total Offering Amounts:					$54,567,000		$7,535.70
Total Fee Offsets:							-
Net Fee Due:							$7,535.70

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (the “Common Stock”), of AngioDynamics, Inc. that may become issuable under the AngioDynamics, Inc. 2020 Equity Incentive Plan resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of Common Stock.

(2)
Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum aggregate offering price and the registration fee are estimated based upon the average of the high and low sale prices of the Common Stock as reported on NASDAQ on October 17, 2025, which such average was $11.61.